UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 7, 2007 (June 1, 2007)

Date of report (date of earliest event reported)

SAFLINK CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-20270	95-4346070
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12413 Willows Road NE, Suite 300

Kirkland, Washington 98034

(Address of principal executive offices)(Zip code)

(425) 278-1100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

As used in this current report on Form 8-K, unless the context otherwise requires, the terms “we,” “us,” “the Company,” and “Saflink” refer to Saflink Corporation, a Delaware corporation.

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously reported, in connection with Nasdaq’s determination to delist our securities from the Nasdaq Capital Market because we were not in compliance the minimum bid price requirement as set forth in Marketplace Rule 4310(c)(4), Nasdaq suspended trading in our common stock on the Nasdaq Capital Market on March 20, 2007. On June 5, 2007, Nasdaq filed a Form 25 with the SEC, which becomes effective ten days after filing, to complete the delisting process.

Our common stock has been quoted on the OTC Bulletin Board since March 20, 2007. Nasdaq’s filing of the Form 25 will not affect the quotation of our common stock on the OTC Bulletin Board.

Item 3.02	Unregistered Sales of Equity Securities.

As previously disclosed, we issued and sold $8.0 million aggregate principal amount of our 8% convertible debentures in an exempt private offering, which was completed on June 12, 2006. On April 16, 2007, approximately $1.6 million in outstanding convertible debenture principal was assigned to our wholly-owned subsidiary FLO Corporation from certain debenture holders. In connection with these assignments, FLO Corporation has agreed to postpone all redemption and interest payments related to these debentures. The debentures are subject to a mandatory monthly redemption at the rate of 1/12 of the original principal amount plus accrued but unpaid interest on the debentures, which commenced on December 1, 2006. Pursuant to the terms of the debentures, we have issued shares of our common stock as follows:

We have elected to pay the monthly redemption amount due on July 1, 2007, in shares of our common stock. Pursuant to the terms of the debentures, we are required to give the debenture holders 20 trading days’ advance notice of our election to pay the monthly redemption amount in shares of common stock.

At the time we provide notice of our election to pay the monthly redemption amount in shares of our common stock, we are obligated to issue a number of shares of our common stock to the debenture holders to be applied against the monthly redemption amount. The number of shares we are obligated to issue is equal to the quotient of the monthly redemption amount divided by the current conversion price of the debentures. Accordingly, on June 4, 2007, we issued a total of 972,248 shares of our common stock to the debenture holders to be applied against the total monthly redemption amount due in July 2007. If 85% of the average of the ten lowest daily volume weighted average prices of a share of our common stock during the calendar month ending on the day immediately prior to the payment date is less than $0.45 per share, we will be required to issue additional shares of our common stock based on this lower price per share to make the monthly redemption payment in full.

On June 1, 2007, we issued 9,178,757 shares of our common stock to the debenture holders, which when added to the 972,248 shares of our common stock that we issued to current debenture holders on May 3, 2007, represents an aggregate of 10,151,005 shares of our common stock issued in payment of the $437,508 June 2007 monthly redemption amount. In addition, on June 1, 2007, we issued 395,933 shares of our common stock to the debenture holders in payment of the $17,500 interest amount due on the debentures.

The shares of common stock were offered and sold in reliance on exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder, and in reliance on similar exemptions under applicable state securities laws.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Saflink Corporation

Dated:	June 7, 2007	By:	/s/ Jeffrey T. Dick
		Name:	Jeffrey T. Dick
		Title:	Chief Financial Officer

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